Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF ITS 6.500% NON-CUMULATIVE PREFERRED STOCK, SERIES B PAR VALUE $0.01 PER SHARE AND LIQUIDATION PREFERENCE $25.00 PER SHARE (CUSIP: 59156R603) AT A PURCHASE PRICE OF

$25.00 PER SHARE, PLUS AN AMOUNT EQUAL TO ACCRUED AND UNPAID DIVIDENDS

by

MetLife, Inc.

THE TENDER OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 26, 2015,

(WHICH IS THE END OF THE DAY ON JUNE 26, 2015)

UNLESS METLIFE, INC. EXTENDS OR EARLIER TERMINATES THE TENDER OFFER.

MetLife, Inc. is offering to purchase for cash any and all of its outstanding 6.500% Non-Cumulative Preferred Stock, Series B, par value $0.01 per share and liquidation preference $25.00 per share (the “Series B Preferred Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), which, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”). On the terms and subject to the conditions of the Offer, MetLife, Inc. will pay $25.00 per Series B Preferred Share, plus an amount equal to accrued, unpaid and undeclared dividends from, and including June 15, 2015, to, but excluding, the Settlement Date (as defined below), for Series B Preferred Shares properly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on June 26, 2015 (which is the end of the day on June 26, 2015) (such time and date, as the same may be extended, the “Expiration Date”). See Section 1.

Concurrently with this Offer, MetLife, Inc. has delivered a notice of redemption to the holders of the Series B Preferred Shares (the “Redemption”). All Series B Preferred Shares that are not properly tendered or are properly withdrawn prior to the Expiration Date will be redeemed by MetLife, Inc. on July 1, 2015 (the “Redemption Date”) at a redemption price of $25.00 per share, without any payment for accrued, unpaid and undeclared dividends on the Series B Preferred Shares from, and including June 15, 2015 to, but excluding, the Redemption Date, pursuant to the terms of the Certificate of Designations for the Series B Preferred Stock. If a holder does not properly tender or properly withdraws its Series B Preferred Shares prior to the Expiration Date, its Series B Preferred Shares will be redeemed at the lower amount of $25.00 per share.

The Settlement Date (as defined herein) for the Offer will occur after the June 15, 2015 dividend payment date for the Series B Preferred Shares. Dividends payable on June 15, 2015 will be paid to holders of record on May 31, 2015, the record date for the dividend payment, regardless of whether or not they tender any Series B Preferred Shares in the Offer.

The Series B Preferred Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “METPrB.” On May 29, 2015, the last trading day prior to the date of this Offer to Purchase, the reported closing price per Series B Preferred Shares on the NYSE was $25.10.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “MetLife,” the “Company,” “we,” “our” and “us” refer to MetLife, Inc., a Delaware corporation incorporated in 1999, its subsidiaries and affiliates, while references to “MetLife, Inc.” refer only to the holding company on an unconsolidated basis.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SERIES B PREFERRED SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 6 WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

THE BOARD OF DIRECTORS OF METLIFE, INC. HAS APPROVED THE OFFER. HOWEVER, NEITHER METLIFE, INC. NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SERIES B PREFERRED SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SERIES B PREFERRED SHARES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING METLIFE, INC.’S REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SERIES B PREFERRED SHARES IN THE OFFER.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful. No person has been authorized to give any information or make any representations with respect to the Offer other than the information and representations contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized.

You may direct questions and requests for assistance to Goldman, Sachs & Co., the dealer manager (the “Dealer Manager”) for the Offer, or Global Bondholder Services Corporation, the information agent (the “Information Agent”) for the Offer, at the contact information set forth on the last page of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

June 1, 2015

IMPORTANT

The principal purpose of the Offer is to acquire any and all of the outstanding Series B Preferred Shares. The Offer is being made following MetLife, Inc.’s public offering (the “Series C Preferred Shares Offering”) of 1,500,000 shares of its 5.250% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (the “Series C Preferred Shares”). MetLife, Inc. expects to use the net proceeds from the Series C Preferred Shares Offering and cash on hand to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the Series C Preferred Shares constitute an offer to sell or a solicitation of an offer to buy any Series C Preferred Shares. The Offer has certain conditions and no assurance can be given that these conditions will be satisfied. See Section 6.

All of the Series B Preferred Shares are held in book-entry form through the facilities of The Depository Trust Company (“DTC”) and must be tendered through DTC. If you desire to tender Series B Preferred Shares, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to Global Bondholder Services Corporation, the tender agent for the Offer (the “Tender Agent”), for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that MetLife, Inc. may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Series B Preferred Shares into the Tender Agent’s applicable DTC account. If your Series B Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your Series B Preferred Shares. See Section 3.

MetLife has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Series B Preferred Shares in the Offer. MetLife has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase. If given or made, you must not rely upon any such information or representation as having been authorized by MetLife, the Information Agent or the Dealer Manager. MetLife, Inc.’s Board of Directors has approved the Offer. However, you must make your own decision whether to tender your Series B Preferred Shares and, if so, how many.

MetLife, Inc. is not making the Offer to (nor will it accept any tender of Series B Preferred Shares from or on behalf of) holders of Series B Preferred Shares in any jurisdiction in which the making of the Offer or the acceptance of any tender of Series B Preferred Shares would not be in compliance with the laws of such jurisdiction. However, MetLife, Inc. may, at its discretion, take such action as MetLife, Inc. may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to holders of Series B Preferred Shares in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on MetLife, Inc.’s behalf by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Offer to Purchase may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of MetLife. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the SEC. These factors include: (1) difficult conditions in the global capital markets; (2) increased volatility and disruption of the capital and credit markets, which may affect our ability to meet liquidity needs and access capital, including through our credit facilities, generate fee income and market-related revenue and finance statutory reserve requirements and may require us to pledge collateral or make payments related to declines in value of specified assets, including assets supporting risks ceded to certain of our captive reinsurers or hedging arrangements associated with those risks; (3) exposure to financial and capital market risks, including as a result of the disruption in Europe and possible withdrawal of one or more countries from the Euro zone; (4) impact of comprehensive financial services regulation reform on us, as a non-bank systemically important financial institution, or otherwise; (5) numerous rulemaking initiatives required or permitted by the Dodd-Frank Wall Street Reform and Consumer Protection Act which may impact how we conduct our business, including those compelling the liquidation of certain financial institutions; (6) regulatory, legislative or tax changes relating to our insurance, international, or other operations that may affect the cost of, or demand for, our products or services, or increase the cost or administrative burdens of providing benefits to employees; (7) adverse results or other consequences from litigation, arbitration or regulatory investigations; (8) potential liquidity and other risks resulting from our participation in a securities lending program and other transactions; (9) investment losses and defaults, and changes to investment valuations; (10) changes in assumptions related to investment valuations, deferred policy acquisition costs, deferred sales inducements, value of business acquired or goodwill; (11) impairments of goodwill and realized losses or market value impairments to illiquid assets; (12) defaults on our mortgage loans; (13) the defaults or deteriorating credit of other financial institutions that could adversely affect us; (14) economic, political, legal, currency and other risks relating to our international operations, including with respect to fluctuations of exchange rates; (15) downgrades in our claims paying ability, financial strength or credit ratings; (16) a deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (17) availability and effectiveness of reinsurance or indemnification arrangements, as well as any default or failure of counterparties to perform; (18) differences between actual claims experience and underwriting and reserving assumptions; (19) ineffectiveness of risk management policies and procedures; (20) catastrophe losses; (21) increasing cost and limited market capacity for statutory life insurance reserve financings; (22) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, and for personnel; (23) exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets, reduced interest rates, unanticipated policyholder behavior, mortality or longevity, and the adjustment for nonperformance risk; (24) our ability to address difficulties, unforeseen liabilities, asset impairments, or rating agency actions arising from business acquisitions, including our acquisition of American Life Insurance

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Company and Delaware American Life Insurance Company, and integrating and managing the growth of such acquired businesses, or arising from dispositions of businesses or legal entity reorganizations; (25) regulatory and other restrictions affecting MetLife, Inc.’s ability to pay dividends and repurchase common stock; (26) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (27) the possibility that MetLife, Inc.’s Board of Directors may influence the outcome of stockholder votes through the voting provisions of the MetLife Policyholder Trust; (28) changes in accounting standards, practices and/or policies; (29) increased expenses relating to pension and postretirement benefit plans, as well as health care and other employee benefits; (30) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (31) inability to attract and retain sales representatives; (32) provisions of laws and our incorporation documents may delay, deter or prevent takeovers and corporate combinations involving MetLife; (33) the effects of business disruption or economic contraction due to disasters such as terrorist attacks, cyberattacks, other hostilities, or natural catastrophes, including any related impact on the value of our investment portfolio, our disaster recovery systems, cyber- or other information security systems and management continuity planning; (34) the effectiveness of our programs and practices in avoiding giving our associates incentives to take excessive risks; and (35) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC.

MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We recommend that you read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Series B Preferred Shares?	MetLife, Inc. is offering to purchase your 6.500% Non-Cumulative Preferred Stock, Series B, par value $0.01 per share and liquidation preference $25.00 per share (the “Series B Preferred Shares”).

What will the purchase price for the Series B Preferred Shares be?	The purchase price will be $25.00 per Series B Preferred Share, plus an amount equal to accrued, unpaid and undeclared dividends from, and including June 15, 2015, to, but excluding, the Settlement Date. MetLife, Inc. will pay this purchase price to you in cash for all the Series B Preferred Shares it purchases under the Offer upon the terms and subject to the conditions contained in the Offer. The purchase price is intended to compensate you for accrued, unpaid and undeclared dividends through the Settlement Date, which you would not be entitled to receive in the event that you do not properly tender or you properly withdraw your Series B Preferred Shares in the Offer and they are redeemed by MetLife, Inc. in the Redemption on July 1, 2015. See Section 1 and Section 5.

How many Series B Preferred Shares will MetLife, Inc. purchase?

MetLife, Inc. will purchase any and all of the outstanding Series B Preferred Shares. As of May 29, 2015, there were 60,000,000 Series B Preferred Shares (representing $1,500,000,000 in aggregate liquidation preference of Series B Preferred Shares) issued and outstanding. See Section 1.

The Offer is not conditioned on any minimum number of Series B Preferred Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6.

How will MetLife, Inc. pay for the Series B Preferred Shares?	MetLife, Inc. expects to use the net proceeds from the Series C Preferred Shares Offering and cash on hand to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith. In no event will the information contained in this Offer to Purchase or the Letter of Transmittal regarding the Series C Preferred Shares constitute an offer to sell or a solicitation of an offer to buy any Series C Preferred Shares.

How long do I have to tender my Series B Preferred Shares?

You may tender your Series B Preferred Shares until the Offer expires.

The Offer will expire on June 26, 2015 at 12:00 midnight, New York City time, unless MetLife, Inc. extends it (such time and date, as the same may be extended, the “Expiration Date”).

See Section 1.

MetLife, Inc. may choose to extend the Offer for any reason, subject to applicable laws. MetLife, Inc. cannot assure you that it will extend the Offer or, if it does, of the length of any extension that it may provide. See Section 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Preferred Shares, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

Can the Offer be extended, amended or terminated, and under what circumstances?	MetLife, Inc. reserves the right to extend or amend the Offer. If MetLife, Inc. extends the Offer, it will delay the acceptance of any Series B Preferred Shares that have been tendered. MetLife, Inc. reserves the right to terminate the Offer under certain circumstances. See Sections 6 and 15.

How will I be notified if MetLife, Inc. extends the Offer or amends the terms of the Offer?	MetLife, Inc. will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Date if it decides to extend the Offer. MetLife, Inc. will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?	The purpose of the Offer is to repurchase Series B Preferred Shares at the liquidation preference plus an amount equal to accrued, unpaid and undeclared dividends.

Are there any conditions to the Offer?	The Offer is not conditioned upon any minimum number of Series B Preferred Shares being tendered. However, the Offer is subject to other conditions, including, among others, the absence of court and governmental action prohibiting, challenging or restricting the Offer. See Section 6.

How do I tender my Series B Preferred Shares?

The Offer will expire at 12:00 midnight, New York City time, on June 26, 2015 (which is the end of the day on June 26, 2015), unless MetLife, Inc. extends or earlier terminates the Offer. To tender your Series B Preferred Shares prior to the expiration of the Offer you must electronically transmit your acceptance of the Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal.

A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by the DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed on the last page of this Offer to Purchase. Please note that MetLife, Inc. will not purchase your Series B Preferred Shares in the Offer unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Preferred Shares, it is likely it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See Section 3.

Once I have tendered Series B Preferred Shares in the Offer, can I withdraw my tender?	You may withdraw any Series B Preferred Shares you have tendered at any time before the Expiration Date, which will occur at 12:00 midnight, New York City time, on June 26, 2015, unless MetLife, Inc. extends the Offer. MetLife, Inc. cannot assure you that it will extend the Offer or, if it does, of the length of any extension it may provide. See Section 4.

How do I withdraw Series B Preferred Shares I previously tendered?	You must deliver, on a timely basis prior to the Expiration Date, a written notice of your withdrawal to the Tender Agent at the address appearing on the last page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Series B Preferred Shares to be withdrawn and the name of the registered holder of those Series B Preferred Shares. Some additional requirements apply for Series B Preferred Shares that have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

Has MetLife, Inc. or its Board of Directors adopted a position on the Offer?	The Board of Directors of MetLife, Inc. has approved the Offer. However, neither MetLife, Inc. nor its Board of Directors makes any recommendation to holders of Series B Preferred Shares as to whether to tender or refrain from tendering their Series B Preferred Shares. You should read carefully the information in this Offer to Purchase, including MetLife, Inc.’s reasons for making the Offer, before making your decision whether to tender your Series B Preferred Shares.

If I decide not to tender, how will the Offer affect my Series B Preferred Shares?	All Series B Preferred Shares that are not properly tendered or are properly withdrawn prior to the Expiration Date will be redeemed by MetLife, Inc. on July 1, 2015 (the “Redemption Date”) at a redemption price of $25.00 per share, without any payment for accrued, unpaid and undeclared dividends on the Series B Preferred Shares from, and including June 15, 2015 to, but excluding, the Redemption Date, pursuant to the terms of the Certificate of Designations for the Series B Preferred Stock. If a holder does not properly tender or properly withdraws its Series B Preferred Shares prior to the Expiration Date, its Series B Preferred Shares will be redeemed at the lower amount of $25.00 per share.

What is the market value of my Series B Preferred Shares as of a recent date?	On May 29, 2015, the last trading day prior to the date of this Offer to Purchase, the reported closing price per Series B Preferred Share on the NYSE was $25.10.

During the 12 months prior to May 29, 2015, the highest reported closing price per Series B Preferred Share on the NYSE was $26.43 and the lowest reported closing price was $25.00. See Section 7.

When will MetLife, Inc. pay for the Series B Preferred Shares I tender?	MetLife, Inc. will pay the purchase price to you in cash for the Series B Preferred Shares it purchases promptly after the Expiration Date and the acceptance of the Series B Preferred Shares for payment. We refer to the date on which such payment is made as the “Settlement Date.” MetLife, Inc. currently expects the Settlement Date to be June 29, 2015. See Section 5.

Will I have to pay brokerage commissions if I tender my Series B Preferred Shares?	If you are a registered holder of Series B Preferred Shares and you tender your Series B Preferred Shares directly to the Tender Agent, you will not incur any brokerage commissions. If you hold Series B Preferred Shares through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See Section 3.

What are the U.S. federal income tax consequences if I tender my Series B Preferred Shares?

The cash received in exchange for tendered Series B Preferred Shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received with respect to a sale or exchange of the tendered Series B Preferred Shares or (2) a distribution from MetLife, Inc. in respect of its stock, depending on the particular circumstances of each holder of Series B Preferred Shares. See Section 13 for a more detailed discussion.

We recommend that holders of the Series B Preferred Shares consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.

Will I have to pay any stock transfer tax if I tender my Series B Preferred Shares?	If you are the registered holder and you instruct the Tender Agent to make the payment for the Series B Preferred Shares directly to you, then generally you will not incur any stock transfer tax. See Section 5.

To whom can I talk if I have questions?

You may call the Dealer Manager with questions regarding the terms of the Offer or the Information Agent with questions regarding how to tender and/or request additional copies of the Offer to Purchase, the Letter of Transmittal or other documents related to the Offer.

Goldman, Sachs & Co. is acting as the dealer manager (the “Dealer Manager”), Global Bondholder Services Corporation is acting as the information agent (the “Information Agent”) and as the tender agent (the “Tender Agent”) for the Offer. See the last page of this Offer to Purchase for additional information about the Dealer Manager, Information Agent and Tender Agent.

INTRODUCTION

To the Holders of MetLife, Inc.’s Series B Preferred Shares:

MetLife, Inc. invites the holders of its 6.500% Non-Cumulative Preferred Stock, Series B, $0.01 par value per share and liquidation preference $25.00 per share (the “Series B Preferred Shares”), to tender their Series B Preferred Shares for purchase by MetLife, Inc. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, which together, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”), MetLife, Inc. is offering to purchase any and all of the 60,000,000 outstanding Series B Preferred Shares at a price of $25.00 per Series B Preferred Share, plus an amount equal to accrued, unpaid and undeclared dividends from, and including June 15, 2015, to, but excluding, the Settlement Date. MetLife, Inc. will pay the purchase price to the tendering holders of Series B Preferred Shares in cash for all Series B Preferred Shares that it purchases in the Offer.

All Series B Preferred Shares that are not properly tendered or are properly withdrawn prior to the Expiration Date will be redeemed by MetLife, Inc. on July 1, 2015 (the “Redemption Date”) at a redemption price of $25.00 per share, without any payment for accrued, unpaid and undeclared dividends on the Series B Preferred Shares from, and including June 15, 2015 to, but excluding, the Redemption Date, pursuant to the terms of the Certificate of Designations for the Series B Preferred Stock. If a holder does not properly tender or properly withdraws its Series B Preferred Shares prior to the Expiration Date, its Series B Preferred Shares will be redeemed at the lower amount of $25.00 per share.

The Settlement Date for the Offer will occur after the June 15, 2015 dividend payment date for the Series B Preferred Shares. Dividends payable on June 15, 2015 will be paid to holders of record on May 31, 2015, the record date for the dividend payment, regardless of whether or not they tender any Series B Preferred Shares in the Offer.

The Offer will expire at 12:00 midnight, New York City time, on June 26, 2015 (which is the end of the day on June 26, 2015), unless extended (such date and time, as the same may be extended, the “Expiration Date”). MetLife, Inc. reserves the right to extend the period of time in which the Offer will remain open. MetLife, Inc. will pay for all properly tendered and not properly withdrawn Series B Preferred Shares that are accepted for purchase promptly after the Expiration Date (the “Settlement Date”).

Tendering holders of Series B Preferred Shares whose Series B Preferred Shares are registered in their own names and who tender directly to Global Bondholder Services Corporation, the tender agent for the Offer (the “Tender Agent”), through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) will not be obligated to pay brokerage fees or commissions or, except as set forth by Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of the Series B Preferred Shares by MetLife, Inc. under the Offer. If you own your Series B Preferred Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Series B Preferred Shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SERIES B PREFERRED SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 6.

THE BOARD OF DIRECTORS OF METLIFE, INC. HAS APPROVED THE OFFER. HOWEVER, NEITHER THE METLIFE, INC. NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SERIES B PREFERRED SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SERIES B PREFERRED SHARES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING METLIFE, INC.’S REASONS FOR

MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SERIES B PREFERRED SHARES IN THE OFFER. SEE SECTION 2.

As of May 29, 2015, there were 60,000,000 Series B Preferred Shares (representing $1,500,000,000 in aggregate liquidation preference of Series B Preferred Shares issued and outstanding). The liquidation preference of the Series B Preferred Shares is $25.00 per share.

THE OFFER

Section 1. Number of Series B Preferred Shares.

General. Upon the terms and subject to the conditions of the Offer, MetLife, Inc. will purchase any and all of the outstanding Series B Preferred Shares that are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled Expiration Date of the Offer, at a price of $25.00 per Series B Preferred Share, plus an amount equal to accrued, unpaid and undeclared dividends from, and including June 15, 2015, to, but excluding, the Settlement Date.

All Series B Preferred Shares that are not properly tendered or are properly withdrawn prior to the Expiration Date will be redeemed by MetLife, Inc. on July 1, 2015 (the “Redemption Date”) at a redemption price of $25.00 per share, without any payment for accrued, unpaid and undeclared dividends on the Series B Preferred Shares from, and including June 15, 2015 to, but excluding, the Redemption Date, pursuant to the terms of the Certificate of Designations for the Series B Preferred Stock. If a holder does not properly tender or properly withdraws its Series B Preferred Shares prior to the Expiration Date, its Series B Preferred Shares will be redeemed at the lower amount of $25.00 per share.

The term “Expiration Date” means 12:00 midnight, New York City time, on June 26, 2015 (which is the end of the day on June 26, 2015), unless and until MetLife, Inc. shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by MetLife, Inc., shall expire. MetLife, Inc. will pay for all properly tendered and not properly withdrawn Series B Preferred Shares that are accepted for purchase on the Settlement Date, which will be promptly after the Expiration Date. See Section 15 for a description of MetLife, Inc.’s right to extend, delay, terminate or amend the Offer.

If MetLife, Inc. materially changes the Offer or information concerning the Offer, it will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.

For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

If MetLife, Inc. (i) increases or decreases the price to be paid for the Series B Preferred Shares or (ii) decreases the number of Series B Preferred Shares that it may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SERIES B PREFERRED SHARES BEING TENDERED. METLIFE, INC.’S OBLIGATION TO ACCEPT AND PAY FOR SERIES B PREFERRED SHARES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Series B Preferred Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on MetLife, Inc.’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Series B Preferred Shares.

Section 2. Purpose of the Offer.

The Offer. The purpose of the Offer is to repurchase Series B Preferred Shares from holders of Series B Preferred Shares at the liquidation preference plus an amount equal to accrued, unpaid and undeclared dividends. MetLife, Inc. will purchase any and all of the Series B Preferred Shares properly tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer.

General. The Board of Directors of MetLife, Inc. has approved the Offer. However, neither MetLife, Inc. nor its Board of Directors makes any recommendation to holders of Series B Preferred Shares as to whether to tender or refrain from tendering their Series B Preferred Shares. Holders of Series B Preferred Shares should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Series B Preferred Shares, and, if so, how many Series B Preferred Shares to tender.

MetLife, Inc. will retire the Series B Preferred Shares it acquires pursuant to the Offer.

Section 3. Procedures for Tendering Series B Preferred Shares.

All of the Series B Preferred Shares are held in book-entry form through the facilities of DTC and must be tendered through DTC. If you desire to tender Series B Preferred Shares, a DTC participant must electronically transmit your acceptance of the Offer through DTC’s ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message (as hereinafter defined) to the Tender Agent, for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Tender Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received the Offer and agree to be bound by the terms of the Offer, and that MetLife, Inc. may enforce such agreement against you. Alternatively, you may also confirm your acceptance of the Offer by delivering to the Tender Agent a duly executed Letter of Transmittal. A tender will be deemed to have been received only when the Tender Agent receives (i) either a duly completed agent’s message through the facilities of DTC at the Tender Agent’s DTC account or a properly completed Letter of Transmittal, and (ii) confirmation of book-entry transfer of the Series B Preferred Shares into the Tender Agent’s applicable DTC account.

If a broker, dealer, commercial bank, trust company or other nominee holds your Series B Preferred Shares, it is likely it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.

We recommend that investors who hold Series B Preferred Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Series B Preferred Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, shall include any participant in DTC whose name appears on a security position listing as the owner of the Series B Preferred Shares) of the Series B Preferred Shares tendered therewith and the holder has not completed either of the boxes under “Special Payment and Delivery Instructions” within the Letter of Transmittal; or

•	Series B Preferred Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Series B Preferred Shares in accordance with the procedures set forth in this section.

MetLife, Inc. will make payment for Series B Preferred Shares tendered and accepted for payment in the Offer only after the Tender Agent timely receives a timely confirmation of the book-entry transfer of the Series B Preferred Shares into the Tender Agent’s account at DTC, a properly completed and duly executed Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Tender Agent will establish an account with respect to the Series B Preferred Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a DTC participant may make book-entry delivery of the Series B Preferred Shares by causing DTC to transfer Series B Preferred Shares into the Tender Agent’s account in accordance with DTC’s procedures for transfer. Although DTC participants may effect delivery of Series B Preferred Shares into the Tender Agent’s account at DTC, such deposit must be accompanied by either

•	a message that has been transmitted to the Tender Agent through the facilities of DTC or “agent’s message”, or

•	a properly completed and duly executed Letter of Transmittal, including any other required documents, that has been transmitted to and received by the Tender Agent at its address set forth on the back page of this Offer to Purchase before the Expiration Date.

Method of Delivery. The method of delivery of the Letter of Transmittal and any other required documents, is at the election and risk of the tendering holder of Series B Preferred Shares. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Tender Agent.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a holder of the Series B Preferred Shares or other payee pursuant to the Offer will be withheld and remitted to the U.S. Treasury, unless the holder of the Series B Preferred Shares or other payee provides his or her taxpayer identification number (i.e., employer identification number or Social Security number) to the Tender Agent and certifies under penalties of perjury that such number is correct and that such holder of the Series B Preferred Shares or other payee is exempt from backup withholding, or such holder of the Series B Preferred Shares or other payee otherwise establishes an exemption from backup withholding. If the Tender Agent is not provided with the correct taxpayer identification number, the holder of the Series B Preferred Shares or other payee may also be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). Therefore, each tendering U.S. Holder (as defined below in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the U.S. Holder otherwise establishes to the satisfaction of the Tender Agent that such tendering U.S. Holder is not subject to backup withholding. Certain holders of the Series B Preferred Shares (including, among others, corporations) are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder (as defined below in Section 13) to qualify as an exempt recipient, such holder of the Series B Preferred Shares generally must submit an IRS Form W-8BEN, IRS Form W-8BEN-E (each included as part of the Letter of Transmittal) or other applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s non-U.S. status. Tendering holders of the Series B Preferred Shares can obtain other applicable forms from the Tender Agent or from www.irs.gov. See Instruction 8 of the Letter of Transmittal.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR SERIES B PREFERRED SHARES PURCHASED PURSUANT TO THE OFFER, YOU MUST PROVIDE THE TENDER AGENT WITH A COMPLETED IRS FORM W-9 OR IRS FORM W-8, AS APPROPRIATE, OR OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING.

Where Series B Preferred Shares are tendered on behalf of the holder of Series B Preferred Shares by a broker or other DTC participant, the foregoing IRS Forms and certifications generally must be provided by the holder of Series B Preferred Shares to the DTC participant, instead of the Tender Agent, in accordance with the DTC participant’s applicable procedures.

For a discussion of certain material U.S. federal income tax consequences to tendering holders of the Series B Preferred Shares, see Section 13.

Return of Withdrawn Series B Preferred Shares. In the event of proper withdrawal of tendered Series B Preferred Shares, the Tender Agent will credit the Series B Preferred Shares to the appropriate account maintained by the tendering holder of Series B Preferred Shares at DTC without expense to the holder of the Series B Preferred Shares.

Determination of Validity; Rejection of Series B Preferred Shares; Waiver of Defects; No Obligation to Give Notice of Defects. MetLife, Inc. will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Series B Preferred Shares, and its determination will be final and binding on all parties. MetLife, Inc. reserves the absolute right to reject any or all tenders of any Series B Preferred Shares that it determines are not in proper form or the acceptance for payment of or payment for which MetLife, Inc. determines may be unlawful. MetLife, Inc. also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Series B Preferred Shares or any particular holder of Series B Preferred Shares, and MetLife, Inc.’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of Series B Preferred Shares will be deemed to have been properly made until the holder of Series B Preferred Shares cures, or MetLife, Inc. waives, all defects or irregularities. None of MetLife, Inc., the Tender Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Holder’s Representation and Warranty; MetLife, Inc.’s Acceptance Constitutes an Agreement. A tender of Series B Preferred Shares under the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer, as well as the tendering holder’s representation and warranty to MetLife, Inc. that (i) such holder of Series B Preferred Shares has the full power and authority to tender, sell, assign and transfer the tendered Series B Preferred Shares and (ii) when the same are accepted for payment by MetLife, Inc., it will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claims.

MetLife, Inc.’s acceptance for payment of Series B Preferred Shares tendered under the Offer will constitute a binding agreement between the tendering holder of Series B Preferred Shares and MetLife, Inc. upon the terms and conditions of the Offer.

Section 4. Withdrawal Rights.

Holders of Series B Preferred Shares may withdraw Series B Preferred Shares tendered into the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable.

For a withdrawal to be effective, the Tender Agent must receive, prior to the Expiration Date, a written notice of withdrawal at the Tender Agent’s address set forth on the back page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering holder of Series B Preferred Shares, the number of Series B Preferred Shares that the holder of Series B Preferred Shares wishes to withdraw and the name of the registered holder of the Series B Preferred Shares.

Any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Series B Preferred Shares and must otherwise comply with DTC’s procedures. MetLife, Inc.

will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of MetLife, Inc., the Tender Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A holder of Series B Preferred Shares may not rescind a withdrawal and MetLife, Inc. will deem any Series B Preferred Shares that a holder of Series B Preferred Shares properly withdraws not properly tendered for purposes of the Offer, unless the holder of Series B Preferred Shares properly retenders the withdrawn Series B Preferred Shares before the Expiration Date by following one of the procedures described in Section 3.

Section 5. Purchase of Series B Preferred Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, on the Settlement Date, MetLife, Inc. will accept for payment and pay for, and thereby purchase, all Series B Preferred Shares properly tendered and not properly withdrawn prior to the Expiration Date. MetLife, Inc. currently expects the Settlement Date to be June 29, 2015, or as may be extended pursuant to this Offer.

For purposes of the Offer, MetLife, Inc. will be deemed to have accepted for payment, and therefore purchased, Series B Preferred Shares that are properly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Series B Preferred Shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, on the Settlement Date, MetLife, Inc. will accept for payment and pay $25.00 per Series B Preferred Share, plus an amount equal to accrued, unpaid and undeclared dividends from, and including June 15, 2015, to, but excluding, the Settlement Date, if properly tendered and not properly withdrawn.

All Series B Preferred Shares that are not properly tendered or are properly withdrawn prior to the Expiration Date will be redeemed by MetLife, Inc. on July 1, 2015 (the “Redemption Date”) at a redemption price of $25.00 per share, without any payment for accrued, unpaid and undeclared dividends on the Series B Preferred Shares from, and including June 15, 2015 to, but excluding, the Redemption Date, pursuant to the terms of the Certificate of Designations for the Series B Preferred Stock. If a holder does not properly tender or properly withdraws its Series B Preferred Shares prior to the Expiration Date, its Series B Preferred Shares will be redeemed at the lower amount of $25.00 per share.

The Settlement Date for the Offer will occur after the June 15, 2015 dividend payment date for the Series B Preferred Shares. Dividends payable on June 15, 2015 will be paid to holders of record on May 31, 2015, the record date for the dividend payment, regardless of whether or not they tender any Series B Preferred Shares in the Offer.

MetLife, Inc. will pay for Series B Preferred Shares that it purchases under the Offer by depositing the aggregate purchase price for such Series B Preferred Shares with DTC, which will act as agent for tendering holders of the Series B Preferred Shares for the purpose of receiving payment from MetLife, Inc. and transmitting payment to the tendering holders of the Series B Preferred Shares.

MetLife, Inc. will pay all stock transfer taxes, if any, payable on the transfer to it of Series B Preferred Shares purchased under the Offer. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder, or

•	tendered Series B Preferred Shares are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

Section 6. Conditions of the Offer.

Notwithstanding any other provision of the Offer, MetLife, Inc. will not be required to accept for payment, purchase or pay for any Series B Preferred Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Series B Preferred Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by MetLife, Inc. to have occurred) that, in MetLife, Inc.’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•	there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Series B Preferred Shares under the Offer or otherwise relates in any manner to the Offer;

•	there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or MetLife, Inc. or any of its subsidiaries, by any court or any authority, agency, tribunal or other body that, in MetLife, Inc.’s reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Series B Preferred Shares illegal or otherwise restrict or prohibit completion of the Offer;

•	delay or restrict the ability of MetLife, Inc., or render MetLife, Inc. unable, to accept for payment or pay for some or all of the Series B Preferred Shares; or

•	in MetLife, Inc.’s reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after the date of this Offer to Purchase or any material escalation of any war or armed hostilities which had commenced before the date of this Offer to Purchase;

•	any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States; or

•	any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of MetLife, Inc. or any of its subsidiaries that could have a material adverse effect on MetLife, Inc. and its subsidiaries, taken as a whole, or on the benefits of the Offer to MetLife, Inc. or there is an adverse change in the benefits of the Offer to MetLife, Inc.

The foregoing conditions are for the sole benefit of MetLife, Inc. and may be waived by MetLife, Inc., in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. MetLife, Inc.’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by MetLife, Inc. concerning the events described above will be final and binding on all parties.

Section 7. Historical Price Range of Series B Preferred Shares.

The Series B Preferred Shares have been registered with the Securities and Exchange Commission (the “SEC”) and are listed on the NYSE under the symbol “METPrB.” As of May 29, 2015, there were 60,000,000 Series B Preferred Shares outstanding.

Prices of the Series B Preferred Shares may fluctuate greatly and holders are urged to obtain current information with respect to the market prices for the Series B Preferred Shares. On May 29, 2015, the last trading day prior to the date of this Offer to Purchase, the reported closing price per Series B Preferred Shares on the NYSE was $25.10. The following table sets forth, for the periods indicated, the high and low reported closing prices per share of the Series B Preferred Shares:

	Price of Series B Preferred Shares
	High	Low
2015
First Quarter ended March 31, 2015	$26.43	$25.67

2014
Fourth Quarter ended December 31, 2014	$26.23	$25.37
Third Quarter ended September 30, 2014	$25.82	$25.27
Second Quarter ended June 30, 2014	$25.74	$25.00
First Quarter ended March 31, 2014	$25.41	$24.78

2013
Fourth Quarter ended December 31, 2013	$25.10	$24.49
Third Quarter ended September 30, 2013	$25.28	$24.50
Second Quarter ended June 30, 2013	$26.09	$24.70
First Quarter ended March 31, 2013	$25.79	$25.34

Dividends have been paid on the Series B Preferred Shares during the past two years on a quarterly basis in March, June, September and December of each year. Consistent with prior practice, on May 15, 2015, MetLife, Inc. declared a dividend of $24,375,000, or $0.4062500 per Series B Preferred Share, payable to holders of record as of May 31, 2015, to be paid on June 15, 2015.

Section 8. Source and Amount of Funds.

If the Offer is fully subscribed, MetLife, Inc. will pay $1,503,791,664 for the Series B Preferred Shares purchased pursuant to the Offer. MetLife, Inc. expects to use the net proceeds from the Series C Preferred Shares Offering and cash on hand to pay the consideration payable by it pursuant to the Offer and the fees and expenses incurred by it in connection therewith.

Section 9. Certain Information Concerning MetLife.

MetLife is a global provider of life insurance, annuities, employee benefits and asset management. MetLife is organized into six segments, reflecting three broad geographic regions: Retail; Group, Voluntary & Worksite Benefits; Corporate Benefit Funding; and Latin America; Asia; and Europe, the Middle East and Africa. In

addition, the Company reports certain of its results of operations in Corporate & Other, which includes MetLife Home Loans LLC (“MLHL”), the surviving, non-bank entity of the merger of MetLife Bank, National Association with and into MLHL, and other business activities.

As anticipated, in the first quarter of 2015, we implemented certain segment reporting changes related to the (i) measurement of segment operating earnings, which included revising our capital allocation methodology, and (ii) the realignment of consumer direct business. These changes were applied retrospectively and did not have an impact on total consolidated operating earnings or net income.

Management continues to evaluate the Company’s segment performance and allocated resources and may adjust related measurements in the future to better reflect segment profitability. See Note 2 of the Notes to the Consolidated Financial Statements included in MetLife, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 as revised by MetLife, Inc.’s Current Report on Form 8-K filed on May 21, 2015 (the “May 21 Form 8-K,” and the Annual Report as revised by the May 21 Form 8-K, the “2014 Form 10-K”) for further information on the Company’s segments and Corporate & Other.

MetLife, Inc. is incorporated under the laws of the State of Delaware. MetLife, Inc.’s principal executive offices are located at 200 Park Avenue, New York, New York 10166-0188 and its telephone number is (212) 578-9500.

Additional Information. MetLife, Inc. files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MetLife, Inc. MetLife, Inc.’s common stock is listed and trading on the New York Stock Exchange under the symbol “MET.” These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

Incorporation by Reference. The SEC allows “incorporation by reference” into this Offer to Purchase of information that MetLife, Inc. files with the SEC. This permits MetLife, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this Offer to Purchase. Information furnished under Item 2.02 and Item 7.01 of MetLife, Inc.’s Current Reports on Form 8-K is not incorporated by reference in this Offer to Purchase. MetLife, Inc. incorporates by reference the documents below which have been filed with the SEC. MetLife, Inc. incorporates by reference into this Offer to Purchase the documents listed below and any future filings made by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described in this Offer to Purchase.

•	The 2014 Form 10-K, which revised the following Items of the Annual Report as and to the extent reflected in Exhibit 99.1 thereto:

•	Part I, Item 1. Business;

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Part II, Item 8. Financial Statements and Supplementary Data; and

•	Part IV, Item 15. Exhibits and Financial Statement Schedules;

•	The portions of MetLife, Inc.’s Definitive Proxy Statement, filed on March 23, 2015 for MetLife, Inc.’s Annual Meeting of Stockholders incorporated by reference into its Annual Report;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	Current Reports on Form 8-K filed February 18, 2015, February 26, 2015, March 5, 2015, March 5, 2015, April 16, 2015, April 30, 2015, May 15, 2015, May 21, 2015 and May 28, 2015.

Certain Financial Information. MetLife, Inc. incorporates by reference the financial statements and notes thereto included in the 2014 Form 10-K.

Any statement contained in a document incorporated or considered to be incorporated by reference in this Offer to Purchase shall be considered to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded will not, except as so modified or superseded, constitute a part of this Offer to Purchase. Nothing herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, except that information furnished to the SEC making reference to the Offer will be incorporated by reference in this Offer to Purchase. MetLife, Inc. will provide to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at no cost upon his or her written or oral request, a copy of any of the documents that are incorporated by reference in this Offer to Purchase, other than exhibits to such documents that are not specifically incorporated by reference into this Offer to Purchase, and MetLife, Inc.’s constitutional documents. You may request such documents by contacting us at:

MetLife, Inc.

200 Park Avenue

New York, New York 10166

(212) 578-9500

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Series B Preferred Shares and Other Securities.

As of May 29, 2015, MetLife, Inc. had 60,000,000 issued and outstanding Series B Preferred Shares.

Except as described below, neither MetLife, Inc. nor, to the best of its knowledge, any of its executive officers and directors or any associates or majority-owned subsidiaries of MetLife, Inc., beneficially owns any of the Series B Preferred Shares.

A director of MetLife, Inc., James Kilts, and members of his family hold indirect interests in a limited partnership that holds 236 Series B Preferred Shares which shares are eligible to be tendered in the Offer. The limited partnership holds an additional145 shares of Series B Preferred Stock, as to which Mr. Kilts has sole voting and investment power. The shares of Series B Preferred Stock held by the limited partnership constitute less than 1% of the number of shares of Series B Preferred Stock outstanding as of May 29, 2015.

Based on MetLife, Inc.’s records and on information provided to it by its executive officers, directors, affiliates and subsidiaries, neither MetLife, Inc. nor any of its affiliates or subsidiaries nor, to the best of its knowledge, any of MetLife, Inc.’s or its subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, have effected any transactions involving the Series B Preferred Shares during the sixty (60) days prior to June 1, 2015.

Except as otherwise described in this Offer to Purchase, neither MetLife, Inc. nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any of MetLife, Inc.’s securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Effects of the Offer on the Market for Series B Preferred Shares; Registration Under the Exchange Act.

The Series B Preferred Shares and MetLife, Inc.’s common shares are publicly traded on the New York Stock Exchange and registered under the Exchange Act, which requires, among other things, that MetLife, Inc. furnish certain information to its stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of MetLife, Inc.’s stockholders. As of May 29, 2015, there were 60,000,000 Series B Preferred Shares outstanding and all such Series B Preferred Shares are held through DTC.

All Series B Preferred Shares purchased by MetLife, Inc. in the Offer will be retired and will return to the status of authorized but unissued shares of its preferred stock.

If MetLife, Inc. purchases the maximum number of 60,000,000 Series B Preferred Shares in the Offer, it will eliminate an aggregate liquidation preference of $1.5 billion of Series B Preferred Shares.

Section 12. Legal Matters; Regulatory Approvals.

MetLife, Inc. is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Series B Preferred Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Series B Preferred Shares by MetLife, Inc. as contemplated by the Offer. Should any approval or other action be required, MetLife, Inc. presently contemplates that it will seek that approval or other action. MetLife, Inc. is unable to predict whether it will be required to delay the acceptance for payment of or payment for Series B Preferred Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business, results of operations and/or financial condition. The obligations of MetLife, Inc. under the Offer to accept for payment and pay for Series B Preferred Shares is subject to conditions. See Section 6.

Section 13. Certain Material U.S. Federal Income Tax Consequences.

The following summary describes certain material U.S. federal income tax consequences relating to the Offer to tendering U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. MetLife, Inc. has not sought, nor does it expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Series B Preferred Shares to MetLife, Inc. pursuant to the Offer or that any such position would not be sustained.

This discussion addresses only holders who hold their Series B Preferred Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders that are subject to special rules under the U.S. federal income tax laws (such as, for example, financial institutions, brokers or dealers in securities, commodities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold Series B Preferred Shares as part of a hedge, integrated transaction, straddle, constructive sale or conversion transaction, regulated investment companies, real estate investment trusts, U.S. Holders whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, or investors in such pass-through entities, persons that acquired their Series B Preferred Shares through the exercise of employee stock options or otherwise as compensation or holders who own, or have previously owned at any time, (actually or constructively) stock possessing at least 10% of MetLife, Inc.’s voting power). This discussion also does not address all of the U.S. federal income tax consequences that may be relevant to holders of Series B Preferred Shares that participate in the Offer as well as in the Series C Preferred Shares Offering.

This summary does not address any state, local or non-U.S. tax consequences of participating in the Offer, nor does it address any alternative minimum tax considerations or any U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to U.S. federal income tax. You should consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of Series B Preferred Shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (3) a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions or (b) that has a valid election in effect to be treated as a U.S. person, or (4) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Series B Preferred Shares that is for U.S. federal income tax purposes, (1) a nonresident alien individual, (2) a foreign corporation, or (3) a foreign estate or trust.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Series B Preferred Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Series B Preferred Shares, then you should consult your own tax advisor.

Tax Consequences to U.S. Holders. A sale of Series B Preferred Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will, depending on such holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Series B Preferred Shares or as receiving a distribution from MetLife, Inc. with respect to its stock. If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. Holder, such paying agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Sale or Exchange Treatment. Under Section 302 of the Code, a sale of Series B Preferred Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a “sale or exchange” of Series B Preferred Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Series B Preferred Shares held by the tendering U.S. Holder, only if the sale:

•	results in a “complete termination” of such U.S. Holder’s stock interest in MetLife, Inc., or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

A sale of Series B Preferred Shares by a U.S. Holder pursuant to the Offer will result in a “complete termination” if, after the sale, either (1) the U.S. Holder no longer owns any of MetLife, Inc.’s outstanding preferred or common shares (either actually or constructively) or (2) the U.S. Holder no longer actually owns any of MetLife, Inc.’s outstanding preferred or common shares and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership. U.S. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

A sale of Series B Preferred Shares by a U.S. Holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in MetLife, Inc. Whether a holder of Series B Preferred Shares meets this test will depend on the holder’s particular facts and circumstances, as well as the relative percentage of Series B Preferred Shares tendered by such holder and each of the other holders of Series B Preferred Shares.

The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (such as the Series B Preferred Shares), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion is likely to apply where any other shares held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. Holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. Holder must take into account not only preferred and common shares that such U.S. Holder actually owns, but also shares that such U.S. Holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as shares that a U.S. Holder has the right to acquire by exercise of an option or warrant.

Contemporaneous dispositions or acquisitions of preferred or common shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. Holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. Holder’s sale of Series B Preferred Shares to the Company pursuant to this Offer.

If a U.S. Holder satisfies either of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received (including any amounts for accrued, unpaid and undeclared dividends) and such U.S. Holder’s tax basis in the Series B Preferred Shares tendered. Generally, a U.S. Holder’s tax basis for the Series B Preferred Shares tendered will be equal to the cost of the Series B Preferred Shares to the U.S. Holder, less any prior distributions treated as a return of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Series B Preferred Shares exceeds one year as of the date of the sale pursuant to the Offer. In the case of a non-corporate U.S. Holder, the maximum rate of U.S. federal income tax applicable to long-term capital gain on Series B Preferred Shares held for more than one year is generally 20%. A U.S. Holder may be subject to an additional 3.8% tax imposed on “net investment income,” which applies to certain investment income and certain other passive earned in households with income over $250,000 (married filing jointly or surviving spouse), $125,000 (married filing separately) or $200,000 (single). Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of tendered Series B Preferred Shares (i.e., Series B Preferred Shares acquired by the U.S. Holder at the same cost in a single transaction). Any such gain or loss will generally be U.S. source gain or loss (for U.S. foreign credit tax purposes).

Distribution Treatment. If a U.S. Holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. Holder’s Series B Preferred Shares pursuant to the Offer will not be treated as a sale or exchange under Section 302. Instead, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to such U.S. Holder’s remaining shares. The distribution will be treated as a dividend to the extent of the U.S. Holder’s share of MetLife, Inc.’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of MetLife, Inc.’s current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s tax basis in the remaining shares with respect to which the distribution is deemed received (as determined on a block-by-block basis), and any remainder will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder has held the Series B Preferred Shares for more than one year as of the date of sale pursuant to the Offer.

Any distribution treated as a dividend will generally constitute “qualified dividend income” for non-corporate U.S. Holders provided certain holding period requirements are met. A dividend received by a corporate U.S. Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their Series B Preferred Shares.

Any such dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Series B Preferred Shares exchanged. Such tax basis will be added to the remaining shares owned by the U.S. Holder; provided that where the remaining shares owned consist of more than one class (e.g. common and Series B Preferred Shares), it is unclear how to allocate such tax basis among the remaining shares. If a tendering U.S. Holder does not actually retain any shares, the basis of any tendered Series B Preferred Shares may (depending on circumstances) be added to shares retained by a person related to such U.S. Holder or the basis may be lost.

See Section 3 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Tax Consequences to Non-U.S. Holders – Sale or Exchange Treatment. Subject to the discussion below concerning effectively connected income and FATCA and the discussion concerning backup withholding in Section 3 above, if you are a Non-U.S. Holder and you satisfy either of the Section 302 tests described above, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of a Series B Preferred Shares pursuant to the Offer, unless (1) MetLife, Inc. is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the relevant statutory period and you held, directly or indirectly, at any time during the five-year period ending on the date of the sale, more than 5% of the Series B Preferred Shares and you are not eligible for any treaty exemption; (2) the gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as and to the extent described below; or (3) you are an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met, in which case you will be subject to U.S. federal income tax on such gain (net of certain U.S.-source capital losses) at a rate of 30% (or a lower applicable treaty rate). MetLife, Inc. does not believe that it currently is, or has been, a U.S. real property holding corporation.

If you are engaged in a trade or business in the United States, and if income or gain on the Series B Preferred Shares is effectively connected with the conduct of a trade or business, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion above), subject to an applicable income tax treaty providing otherwise. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Series B Preferred Shares pursuant to the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

Although you may satisfy one of the Section 302 tests described above, for withholding purposes, the applicable withholding agent may treat the sale proceeds as a distribution for U.S. federal income tax purposes that is made out of MetLife, Inc.’s current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive, as described below. In that case, you may be eligible to obtain a refund of all or a portion of any tax withheld if you satisfy one of the Section 302 tests described above. Backup withholding (see Section 3) generally will not apply to amounts subject to the withholding tax described below.

Tax Consequences to Non-U.S. Holders – Distribution Treatment. If you do not satisfy either of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Series B Preferred Shares will be determined in the manner described above for U.S. Holders. Subject to the discussion below concerning effectively connected income, to the extent that amounts you receive are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that you are a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable income tax treaty.

If income or gain on the Series B Preferred Shares is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), (1) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see discussion above), subject to an applicable income tax treaty providing otherwise, and (2) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax advisor with respect to other U.S. tax consequences of disposing of Series B Preferred Shares in the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower applicable treaty rate).

FATCA. Provisions of the Code and related U.S. Treasury regulations commonly referred to as “FATCA” require withholding at a rate of 30% on payments of dividends on or in respect of MetLife, Inc.’s Series B Preferred Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities (whether or not such foreign financial institutions or non-U.S. entities hold MetLife, Inc.’s Series B Preferred Shares as beneficial owners or intermediaries) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those foreign financial institutions or certain other non-U.S. entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country (an “IGA”) may modify these requirements. If Series B Preferred Shares are held through a foreign financial institution that has agreed to comply with the foregoing requirements or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the foregoing requirements and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA if you tender your Series B Preferred Shares pursuant to the Offer in light of your particular situation.

Section 14. Accounting Treatment.

Upon the settlement of the Offer, the carrying value of the Series B Preferred Shares repurchased will be removed from the accumulated paid in capital and par value accounts within shareholders’ equity, and the difference between the repurchase price and the carrying value of each Series B Preferred Share repurchased (net of issuance costs) will be recorded as a reduction to net income to arrive at net income available to common shareholders.

Section 15. Extension of the Offer; Termination; Amendment.

MetLife, Inc. expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by MetLife, Inc. to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Series B Preferred Shares by giving oral or written notice of the extension to the Tender Agent and making a public announcement of the extension. MetLife, Inc. also expressly reserves the right to terminate the Offer and not accept for payment or pay for any Series B Preferred Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Series B Preferred Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Tender Agent and making a public announcement of termination or postponement. MetLife, Inc.’s reservation of these rights to delay payment for Series B Preferred Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that MetLife, Inc. must pay the consideration offered or return the Series B Preferred Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, MetLife, Inc. further reserves the right, regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by MetLife, Inc. to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Series B Preferred Shares or by decreasing or increasing the number of Series B Preferred Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to holders of Series B Preferred Shares in a manner reasonably designed to inform holders of Series B Preferred Shares of the change. Without limiting the manner in which MetLife, Inc. may choose to make a public announcement, except as required by applicable law, MetLife, Inc. shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If MetLife, Inc. materially changes the terms of the Offer or the information concerning the Offer, MetLife, Inc. will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	MetLife, Inc. (i) increases or decreases the price to be paid for Series B Preferred Shares or (ii) decreases the number of Series B Preferred Shares being sought in the Offer, and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such ten business day period.

Section 16. Fees and Expenses.

MetLife, Inc. has retained Goldman, Sachs & Co. to act as the dealer manager (the “Dealer Manager”), Global Bondholder Services Corporation to act as the information agent (the “Information Agent”) and as the tender agent (the “Tender Agent”) in connection with the Offer. The Information Agent may contact holders of Series B Preferred Shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee holders of Series B Preferred Shares to forward materials relating to the Offer to beneficial owners. The Information Agent and the Tender Agent each will receive reasonable and customary compensation for their respective services and will be reimbursed by MetLife, Inc. for specified reasonable out-of-pocket expenses. The Dealer Manager, the Information Agent and the Tender Agent each will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the U.S. federal securities laws. The Dealer Manager or its affiliates have performed, and may in the future perform, investment banking, financial advisory and commercial services for us from time to time, for which, they have received customary fees and reimbursements of expenses. The Dealer Manager acted as an underwriter in connection with the Series C Preferred Shares Offering.

No fees or commissions will be payable by MetLife to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and the Tender Agent, as described above) for soliciting or recommending tenders of Series B Preferred Shares under the Offer. We recommend that investors who hold Series B Preferred Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if holders of Series B Preferred Shares tender Series B Preferred Shares through such brokers or banks and not directly to the Tender Agent. MetLife, Inc., however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Series B Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as an agent of MetLife, Inc., dealer manager, information agent, or tender agent for purposes of the Offer. MetLife, Inc. will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Series B Preferred Shares, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

Section 17. Rule 14e-4 “Net Long Position” Requirement.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Series B Preferred Shares in the Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the Series B Preferred Shares being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Series B Preferred Shares complies with Rule 14e-4.

The tender of Series B Preferred Shares, pursuant to any of the procedures described above, will constitute a binding agreement between you and MetLife, Inc. upon the terms and subject to the conditions of the Offer.

Section 18. Miscellaneous.

MetLife, Inc. is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If MetLife, Inc. becomes aware of any jurisdiction where the making of the Offer or the acceptance of Series B Preferred Shares pursuant thereto is not in compliance with applicable law, MetLife, Inc. will make a good faith effort to comply with the applicable law. If, after such good faith effort, MetLife, Inc. cannot comply with the applicable law, MetLife, Inc. will not make the Offer to (nor will tenders be accepted from or on behalf of) the holders of Series B Preferred Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of MetLife, Inc. by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) and Rule 13e-3 under the Exchange Act, MetLife, Inc. has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning MetLife, Inc.

MetLife, Inc.’s Board of Directors has approved the Offer. However, neither MetLife, Inc. nor its Board of Directors makes any recommendation to holders of Series B Preferred Shares as to whether to tender or refrain from tendering their Series B Preferred Shares. MetLife, Inc. has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by MetLife, Inc. or the Information Agent.

June 1, 2015

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Collect: (212) 902-6595

Toll-free: (800) 828-3182

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of Series B Preferred Shares or that holder’s broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below.

The Tender Agent for the Offer is:

Global Bondholder Services Corporation

Confirmation:

(212) 430-3774

By Mail, Overnight Courier or by Hand: Global Bondholder Services Corporation 65 Broadway – Suite 404 New York, New York 10006 Attention: Corporate Actions

Please contact the Dealer Manager with questions regarding the terms of the Offer at the contact information set forth above or the Information Agent with questions regarding how to tender and/or request additional copies of this Offer to Purchase, the Letter of Transmittal or other documents related to the Offer at the contact information set forth below. Holders of Series B Preferred Shares also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the Tender Agent at the contact information set forth above to confirm delivery of Series B Preferred Shares.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers call: (212) 430-3774

or

Call Toll Free: (866) 470-3800